Exhibit 10.20.3

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Amendment”) is made effective as of September 23, 2015, by and between GIJV MA 2, LLC, a Delaware limited liability company (“Landlord”) and AUSHON BIOSYSTEMS, INC., a Delaware corporation (“Tenant”) with reference to the following facts and circumstances.

A.                                    Landlord is the owner of that certain building located at 43 Manning Road, Billerica, Massachusetts (the “Building”).

B.                                    RAR2 Boston Industrial QRS — MA, Inc., a Maryland corporation, predecessor in interest to Landlord, and Tenant entered into that certain Lease dated September 24, 2007, as amended by that certain First Amendment to Lease dated October 28, 2009 (collectively, the “Lease”) for certain premises containing approximately 21,500 rentable square feet (the “Premises”) located in the Building.

C.                                    Landlord and Tenant desire to amend the Lease upon terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing facts and circumstances, the mutual covenants and promises contained herein and after good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties, the parties do hereby agree to the following:

1.                                      Definitions.  Each capitalized term used in this Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

2.                                      Term.  The term of the Lease is hereby extended for a term commencing on December 1, 2015 and ending on February 28, 2021 (the “Extended Term”).  Except as specifically set forth in Section 5 below, Tenant shall have no option to renew the Lease following the expiration of the Extended Term and as of the full execution of this Amendment the renewal option set forth in Section 36 of the Lease is hereby deleted and of no further force and effect.

3.                                      Annual Rent.  Annual Rent for the Extended Term shall be as follows:

Months	Monthly Installment		Annual

12/1/2015 — 2/28/2017	$15,677.08	*	$188,125.00	*

3/1/2017 — 2/28/2018	$16,125.00		$193,500.00

3/1/2018 — 2/28/2019	$16,572.92		$198,875.00

3/1/2019 — 2/29/2020	$17,020.83		$204,250.00

3/1/2020 — 2/28/2021	$17,468.75		$209,625.00

*Provided that no Event of Default has occurred under the Lease which remains uncured beyond applicable notice and cure periods, Landlord agrees to abate Tenant’s obligation to pay Annual Rent for the months of December 2015 and January and February 2016 (the “Conditional Rent”).  Upon Landlord’s termination of the Lease as a result of the occurrence of an Event of a Default at any time during the Extended Term which remains uncured beyond applicable notice and cure periods, in addition to any other remedies to which Landlord may be entitled, Landlord shall be entitled to recover the unamortized portion of the Conditional Rent, amortized on a straight line basis over the final sixty (60) months of the Extended Term (i.e., the Conditional Rent shall not be deemed to have been abated, but the unamortized portion thereof shall become immediately due and payable as unpaid rent earned, but due at the time of such Event of Default).

4.                                      Landlord’s Work.  Landlord shall, at Landlord’s sole cost, complete the following items of work to the HVAC system serving the Premises: (i) install 13 new fan powered boxes; (ii) install 8 new VAV boxes; (iii) install new controls; (iv) install new time controls for the rooftop HVAC units; and (v) install new heater stacks for the rooftop HVAC units (collectively, the “Landlord’s Work”).  Tenant hereby acknowledges that the Landlord’s Work may be performed while Tenant is occupying the Premises.  Tenant hereby acknowledges and agrees that Landlord shall not be liable for any inconvenience to Tenant or for interference with Tenant’s business or use of the Premises during the performance of the Landlord’s Work, provided that Landlord shall utilize commercially reasonable efforts not to disrupt the operation of Tenant’s business.  Tenant and its employees, invitees, agents and contractors may use the Premises during the performance of the Landlord’s Work at their own risk, and Landlord shall not be responsible for injury or damage to property occasioned by the performance of the Landlord’s Work unless same is due to Landlord’s negligence or willful misconduct.  The provisions of Section 7.5 of the Lease (other than the first two sentences) shall apply to the Landlord’s Work as though all references therein to the HVAC Replacement Units were to the Landlord’s Work as defined above.  Landlord shall commence the Landlord’s Work within fifteen (15) days following the full execution of this Amendment and shall make commercially reasonable efforts to complete the Landlord’s Work by the date which is ninety (90) days following the full execution of this Amendment.  In addition, Landlord shall construct the Tenant Improvements in accordance with Exhibit A attached hereto.

5.                                      Renewal Option.  Tenant shall have a personal and non-transferable option (other than to an Affiliate) to renew the term of the Lease for one (1) term of five (5) years.  Such renewal term shall begin the first day following the expiration of the Extended Term.  Tenant shall have the right to exercise the renewal option conferred herein by giving Landlord notice at least three hundred (300) days prior to the expiration of the Extended Term; provided that, at the time of exercise and as of the commencement of the renewal term (a) no Event of Default is then existing; (b) Tenant has not assigned this Lease (other than to an Affiliate) or (c) Tenant has not sublet more than 8,600 rentable square feet of the Premises (other than to an Affiliate).

The renewal option shall be subject to all of the terms and conditions contained in the Lease, except that Annual Rent during the renewal term shall be at Market Rent, but in no event less than the Annual Rent in effect immediately preceding the renewal term.  “Market Rent” shall be the anticipated rate in effect for the Premises as of the commencement of the renewal term, together with any market rate increases during the renewal term, based upon the rents generally in effect for leases of space in the area in which the Building is located of equivalent quality, size, utility and location, and taking into account all relevant factors.  Landlord shall lease the Premises to

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Tenant in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, free rent or the like) or other tenant inducements and such shall be taken into account in determining Market Rent.  In the event that Tenant shall exercise an option to renew the Lease, then the parties shall endeavor to agree upon Market Rent at least ninety (90) days prior to the expiration of the Extended Term.  If the parties are able to agree on an amount of Market Rent that is mutually satisfactory, then such agreements shall be placed in writing and shall be signed by the parties hereto and shall thereupon become a part of the Lease.

If the parties hereto are unable to agree upon the Market Rent at least ninety (90) days prior to the expiration of the Extended Term, then the disagreement shall be promptly submitted to arbitration.  In such event, each party shall select an independent arbitrator having not less than ten (10) years’ actual experience in the commercial real estate brokerage business at least sixty (60) days prior to the expiration of the Extended Term, and the arbitrators so selected shall immediately meet for the purpose of determining Market Rent for the renewal option.  If the two arbitrators selected agree on Market Rent, their decision shall be binding on both parties.  If the two arbitrators selected cannot agree on the Market Rent within ten (10) business days after appointment (the “Initial Review Period”), but the rates differ by less than five percent (5%), the Market Rent shall be the average of the two rates.  If the rates differ by more than five percent (5%), no later than five (5) business days following the expiration of the Initial Review Period, the two arbitrators shall select a third arbitrator with qualifications similar to their own.  Within ten (10) business days following appointment, the third arbitrator shall select one of the two rental rates promulgated by the first two arbitrators which such third arbitrator believes most accurately reflects the Market Rent.  If the arbitrators cannot agree on the third arbitrator, they shall request the Boston Bar Association (or such organization as may succeed to the Boston Bar Association) to designate the third arbitrator willing so to act and the arbitrator so appointed shall, for all purposes, have the same standing and powers as though he or she had been seasonably appointed by the brokers first appointed.  The decision of the third arbitrator shall be binding on both parties.  Landlord and Tenant shall each be responsible to pay their respective arbitrators and will share equally the cost of the third arbitrator.

Failure of Tenant to properly exercise the rights herein granted in this Section 5 shall be construed as a waiver of the rights herein granted in this Section 5, and the Lease shall then terminate at the expiration of the Extended Term.

6.                                      Termination Option.  Provided no Event of Default exists at the time of such election, Tenant shall have a one-time right to terminate the Lease effective as of September 1, 2019.  To exercise such option:

(a)                                 Tenant must deliver Landlord written notice no later than September 1, 2018 stating that Tenant elects to exercise the Termination Option (“Tenant’s Termination Notice”); and

(b)                                 Not later than July 1, 2019, Tenant shall pay to Landlord a termination fee equal to $75,933.00 (the “Termination Fee”), such amount representing the unamortized portion of $221,475.00 (the “Landlord’s Second Amendment Costs”) as of August 31, 2019 for costs incurred by Landlord with respect to this Amendment for the Allowance ($100,000.00) and

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commissions paid to the Brokers ($121,475.00), which amortization is based upon a sixty (60) month term at an annual rate of interest of eight percent (8%).  In the event the entire Allowance is not used for Tenant Improvements or a credit against Annual Rent, as set forth in the Work Letter attached hereto as Exhibit A, Landlord’s Second Amendment Costs shall be recalculated using the actual amount of the Allowance so used and the $121,475.00 paid as commissions to the Brokers and the Termination Fee shall be recalculated based on the amortization of such recalculated Landlord’s Second Amendment Costs over a term of sixty (60) months using an annual rate of interest of eight percent (8%).

7.                                      Security Deposit.  Section 5 of the Lease shall expressly remain in full force and effect with regard to the Extended Term (and any renewal term), except that (i) the term End Date, as defined in Section 5.2.3 of the Lease shall mean the date which is three (3) months following the expiration of the Extended Term (or any renewal term), and (ii) the Security Deposit shall be reduced to $31,354.16.  Landlord shall reasonably cooperate, at no cost to Landlord, with Tenant and the issuer of the letter of credit presently held by Landlord in amending such letter of credit to reflect the amount of the Security Deposit as reduced hereby.

8.                                      No Defenses.  Tenant affirms that, as of the date of execution of this Amendment: (a) all tenant improvements to be constructed by Landlord prior to the date of this Amendment, if any, are complete and Tenant has accepted the Premises in “as is, where is” condition as of the date of this Amendment; and (b) Landlord has fully funded or Tenant has waived any unfunded tenant improvement allowances payable under the Lease.

9.                                      Broker.  (a) Tenant represents to Landlord that except for CBRE, Inc.  representing Landlord and Cushman & Wakefield representing Tenant (collectively, the “Brokers”), Tenant has not dealt with any real estate broker, salesperson or finder in connection with this Amendment, and no other such person initiated or participated in the negotiation of this Amendment or is entitled to any commission in connection herewith.  Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys fees) arising from either (a) a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Tenant in connection with this Amendment, or (b) a claim of, or right to lien under the statutes of the state in which the Premises are located relating to real estate broker liens with respect to any such broker retained by Tenant (other than the Brokers).

(b)                                 Landlord represents to Tenant that except for the Brokers, Landlord has not dealt with any real estate broker, salesperson or finder in connection with this Amendment, and no other such person initiated or participated in the negotiation of this Amendment or is entitled to any commission in connection herewith.  Landlord hereby agrees to indemnify, defend and hold Tenant and its respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys’ fees) arising from either (a) a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Landlord in connection with this Amendment, or (b) a claim of, or right to lien under the statutes of the state in which the Premises are located relating to real estate broker liens with respect to any such broker retained by Landlord.  Landlord shall be responsible for fees and commissions due to the Brokers in connection with this Amendment.

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10.                               Submission.  Submission of this Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Amendment to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for ten (10) days after such delivery.

11.                               Signage.  Tenant shall be permitted, at Tenant’s expense, to erect one (1) exterior  sign on the front façade of the Building containing Tenant’s name and/or logo subject to Landlord’s prior approval of size, location, design and method of installation, which approval shall not be unreasonably withheld, conditioned or delayed.  Such right shall be non-exclusive.  Tenant shall be responsible for obtaining all necessary permits and approvals therefor, and Landlord agrees to reasonably cooperate with Tenant’s efforts in seeking the same, at no cost to Landlord.  Upon the expiration or earlier termination of the term of the Lease, Tenant shall, at its sole cost and expense, remove such façade signage and repair any damage caused by such removal.

12.                               Miscellaneous.

(a)                                 Time of Essence.  Time is of the essence of this Amendment and each and every term and provision hereof.

(b)                                 Modification.  A modification of any provision herein contained, or any other amendment to this Amendment, shall be effective only if the modification or amendment is in writing and signed by both Landlord and Tenant.

(c)                                  Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d)                                 Number and Gender.  As used in this Amendment, the neuter includes masculine and feminine, and the singular includes the plural.

(e)                                  Construction.  Headings at the beginning of each Section and subsection are solely for the convenience of the parties and are not a part of this Amendment.  Except as otherwise provided in this Amendment, all exhibits referred to herein are attached hereto and are incorporated herein by this reference.  Unless otherwise indicated, all references herein to Articles, Section, subsections, paragraphs, subparagraphs or provisions are to those in this Amendment.  Any reference to a paragraph or Section herein includes all subparagraphs or subsections thereof.  This Amendment shall not be construed as if it had been prepared by only Landlord or Tenant, but rather as if both Landlord and Tenant had prepared the same.  In the event any portion of this Amendment shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Amendment, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Amendment.

(f)                                   Integration of Other Agreements.  This Amendment, the Lease and prior amendments set forth the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all previous written or oral understandings, agreements,

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contracts, correspondence and documentation with respect thereto.  Any oral representation or modifications concerning this Amendment shall be of no force or effect.

(g)                                  Duplicate Originals; Counterparts.  This Amendment may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect.  Additionally, this Amendment may be executed in counterparts, but shall become effective only after a counterpart hereof has been executed by each party; all said counterparts shall, when taken together, constitute the entire single agreement between parties.

(h)                                 No Waiver.  No failure or delay of either party in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right.  No waiver by any party hereto of any breach or default shall be considered to be a waiver of any other breach or default.  The waiver of any condition shall not constitute a waiver of any breach or default with respect to any covenant, representation or warranty.

(i)                                     Further Assurances.  Landlord and Tenant each agree to execute any and all other documents and to take any further actions reasonably necessary to consummate the transactions contemplated hereby.

(j)                                    No Third Party Beneficiaries.  Except as otherwise provided herein, no person or entity shall be deemed to be a third party beneficiary hereof, and nothing in this Amendment, (either expressed or implied) is intended to confer upon any person or entity, other than Landlord and/or Tenant (and their respective nominees, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Amendment.

(k)                                 Full Force and Effect.  The Lease, as amended hereby, shall continue in full force and effect, subject to the terms and provisions thereof and hereof.  In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

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IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.

LANDLORD:

GIJV MA 2, LLC

By:
Barry P. Marcus, Senior Vice President

Date:

TENANT:

AUSHON BIOSYSTEMS, INC.

By:

Printed Name:

Title:

Date:

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EXHIBIT A

WORK LETTER

This Work Letter (this “Work Letter”) is attached to and made a part of that certain Second Amendment to Lease (the “Amendment”), between GIJV MA 2, LLC (“Landlord”), and AUSHON BIOSYSTEMS, INC. (“Tenant”).  The terms used in this Work Letter that are defined in the Amendment shall have the same meanings as provided in the Amendment.

1.                                      Definitions.

(a)                                 “Allowance” shall mean a one-time tenant improvement allowance in an amount not to exceed $100,000.00.

(b)                                 “Approved Working Drawings” shall mean the plans attached hereto as Exhibit A-1.

(c)                                  “Excess Costs” shall mean the Total Construction Costs (as defined below) in excess of the Allowance.

(d)                                 “Substantial Completion” of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punchlist items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant.  Substantial Completion shall have occurred even though (a) minor details of construction, decoration, landscaping or mechanical adjustments remain to be completed and/or b) there is a delay in the Substantial Completion of the Premises due to a “Tenant Delay” as defined below.

(e)                                  “Tenant Delay” shall mean each day of delay in the performance of the work that occurs because of (i) Tenant’s failure to timely deliver or approve any required documentation; (ii) any change by Tenant to the Approved Working Drawings; (iii) any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials or Tenant’s requirement for materials, components, finishes or improvements that are not available in a commercially reasonable time; (iv) postponement of any work at the request of Tenant; (v) the failure by Tenant’s architect, space planner or other agent or contractor, to timely prepare plans, pull permits, provide approvals or perform any other act required hereunder; (vi) the failure of Tenant to pay, when due, any amounts required to be paid by Tenant; (vii) Tenant’s failure to attend any meeting with Landlord, any architect, design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, such as the Approved Working Drawings, or in connection with the performance of any work; (viii) a breach by Tenant of this Exhibit or the Lease; (ix) changes in any of the Approved Working Drawings because the same do not comply with Laws (if the same were prepared by Tenant); and (x) any other acts or omissions of Tenant.

(f)                                   “Tenant Improvements” shall mean the improvements to the Premises shown on Exhibit A-1 and described on Exhibit A-2, as well as the Bathroom Work, if any, as described below.

(g)                                  “Tenant’s Representative” shall mean Susan Keefe, who Tenant has appointed as its representative with full power and authority to bind Tenant for all actions taken with regard to the Tenant Improvements.  Tenant hereby ratifies all actions and decisions with regard to the Tenant Improvements that the Tenant’s Representative may have taken or made prior to the execution of this Work Letter.  Landlord shall not be obligated to respond to or act upon any plan, drawing, change order or approval or other matter relating to the Tenant Improvements until it has been executed by Tenant’s Representative or a senior officer of Tenant.  Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s general contractor with respect to the Tenant Improvements, unless otherwise agreed to in writing by Landlord.

(h)                                 “Total Construction Costs” shall mean the entire cost of constructing the Tenant Improvements, including space planning and preparation of the Approved Working Drawings, labor and materials, electrical and other utility usage during construction, additional janitorial services, trash removal, general tenant signage, related taxes and insurance costs, the fees of any construction managers and an administrative fee to Landlord in the amount of 3% of Total Construction Costs.  If applicable, the costs of the Bathroom Work shall be included in Total Construction Costs.

2.                                      Allowance and Excess Costs Deposit.

(a)                                 Provided no Event of Default has occurred, Landlord shall provide an amount up to the Allowance to be applied toward Total Construction Costs.  The Allowance must be used within fifteen (15) months following the date of full execution of this Amendment or shall be deemed forfeited with no further obligation by Landlord with respect thereto.  All Tenant Improvements for which the Allowance has been made available shall be deemed Landlord’s property.  Tenant shall not be entitled to use any portion of the Allowance for anything other than Tenant Improvements, except that Tenant may apply an unused portion of the Allowance up to $20,000.00 as a credit against Annual Rent, as such amount come due.

(b)                                 In no event shall Landlord be obligated to make disbursements with respect to the Tenant Improvements in an amount that exceeds the Allowance.  The Allowance shall not be disbursed to Tenant, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Tenant Improvements is actually incurred.

(c)                                  To the extent the Excess Costs have been determined and approved as provided herein, then within fifteen (15) days after Landlord notifies Tenant that the entire Allowance has been disbursed, Tenant shall deliver to Landlord cash in the amount equal the Excess Costs (the “Excess Costs Deposit”).  In the event that after such deposit by Tenant, any revisions, changes, or substitutions shall be made to the Tenant Improvements at the request of Tenant (“Tenant Change Orders”), Tenant shall pay any additional costs that arise in connection with such revisions, changes or substitutions to Landlord within ten (10) days of Landlord’s request as an addition to the Excess Costs Deposit.  Landlord may not use the Excess Costs Deposit for any purpose other than funding the Excess Costs.

(d)                                 Landlord shall disburse the Allowance prior to the Excess Costs Deposit.

3.                                      Punchlist.  Landlord will notify Tenant when Landlord considers Substantial Completion to have occurred.  Within three (3) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Tenant Improvements (the “Punchlist Items”).  Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on Punchlist Items.  Landlord shall use reasonable efforts to complete all Punchlist Items within thirty (30) days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.  Landlord hereby acknowledges and agree that Landlord shall be responsible, at its sole cost and expense, for the repair or replacement of any defects in the original construction of the Landlord’s Work, the Tenant Improvements or the Bathroom Work which are discovered within one (1) year of the Substantial Completion of such respective work.

4.                                      Miscellaneous.

(a)                                 Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until Landlord approves the document.

(b)                                 Notwithstanding any provision to the contrary contained in this Amendment, if an Event of Default has occurred at any time prior to Substantial Completion, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause the contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in Substantial Completion caused by such work stoppage); and (ii) all other obligations of Landlord under the terms of this Exhibit shall be suspended until such time, if any, as such Event of Default may be cured.

5.                                      Bathroom Work.

(a)                                 Landlord agrees to perform certain cosmetic improvements to the bathrooms serving the Premises (the “Bathroom Work”) as requested by Tenant, at Tenant’s sole cost and expense (but subject to application of any remaining portion of the Allowance).

6.                                      Cost Proposal.  Landlord shall provide Tenant with a reasonably detailed cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of the Total Construction Costs to be incurred in connection with the Tenant Improvements (“Cost Proposal”).  Tenant shall notify Landlord whether it approves the Cost Proposal within seven (7) business days after Landlord’s submission thereof.  If Tenant disapproves of the Cost Proposal, then Tenant shall notify Landlord thereof specifying in reasonable detail the revisions to the Approved Working Drawings to achieve the necessary cost savings.  If Tenant fails to notify Landlord that it disapproves of the Cost Proposal within seven (7) business days after the submission thereof, then Tenant shall be deemed to have approved the Cost Proposal as submitted.

7.                                      Construction.  Landlord shall construct the Tenant Improvements in accordance with the Approved Working Drawings and in compliance with all applicable laws, ordinances and regulations.  Landlord shall use commercially reasonable efforts to achieve Substantial Completion of the Tenant Improvements and the Bathroom Work within ninety (90) days of the date of this Amendment.  Tenant shall have no obligation to remove the Tenant Improvements at the expiration of the Term of the Lease.  In the event Landlord fails to substantially complete the Landlord’s Work, Tenant Improvements and the Bathroom Work by the date which is one hundred twenty (120) days following the date of full execution of this Amendment (the “Outside Date”) and such delay is not caused by Tenant Delay or an event of force majeure, Tenant shall be entitled to have one (1) day of 50% abatement of daily Annual Rent for each day between the Outside Date and the date upon which the Landlord Work, Tenant Improvements and Bathroom Work are substantially completed.  Such abatement shall commence after the expiration of the period for which the Conditional Rent is applicable (December 1, 2015 through February 29, 2016).

8.                                      Occupancy During Tenant Improvements.  Tenant hereby acknowledges that the Tenant Improvements may be performed while Tenant is occupying the Premises.  Tenant hereby acknowledges and agrees that Landlord shall not be liable for any inconvenience to Tenant or for interference with Tenant’s business or use of the Premises during the performance of the Tenant Improvements, provided that Landlord shall utilize commercially reasonable efforts not to disrupt the operation of Tenant’s business.  Landlord shall provide reasonable advance notice of the date of performance of any elements of the Tenant Improvement requiring Tenant to temporarily vacate a portion of the Premises and the expected duration of such temporary vacation.  Landlord shall coordinate and schedule the performance of the Tenant Improvements with the input of Tenant so as to minimize the disruption of Tenant’s business operations, provided that in no event shall Landlord be required to perform the Tenant Improvements outside of normal business hours.  Tenant and its employees, invitees, agents and contractors may use the Premises during the performance of the Tenant Improvement at their own risk, and Landlord shall not be responsible for injury or damage to property occasioned by the performance of the Tenant Improvements unless same is due to Landlord’s negligence or willful misconduct.  During the performance of the Bathroom Work, Landlord shall endeavor to maintain at least one men’s restroom and one’s women’s restroom in full operating condition.

EXHIBIT A-1

EXHIBIT A-2

Note — all cubicles in the Premises are to remain places during the performance of the Tenant Improvements.